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April 22, 2009

VIA EDGAR
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: PHLVIC Variable Universal Life Account
    PHL Variable Insurance Company
    Post-effective Amendment No. 1 to Registration Statement filed on Form N-6 File Nos. 333-152389 and 811-09065

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of this Post-effective Amendment No. 1 to Registration Statement No. 333-152389 ("Post-effective Amendment No. 1") on Form N-6 under the Securities Act of 1933 for PHL Variable Insurance Company's flexible premium variable universal life contract ("Contract"). PHLVIC Variable Universal Life Account issues the Contract.

As an attorney for PHL Variable Insurance Company ("PHLVIC"), I provide legal advice to PHLVIC in connection with the operation of its variable products. In this role I am familiar with Post-effective Amendment No. 1 for the Contract. I have made an examination of the law and the documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

I am of the following opinion:

1. PHLVIC is a valid corporation, organized and operated under the laws of the State of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

2. PHLVIC Variable Universal Life Account is a separate account validly established and maintained by PHLVIC in accordance with Connecticut law.

3. The Contract, when properly issued, is a legal and binding obligation of PHLVIC, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 1.

Very truly yours,

/s/ Michele Drummey
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Michele Drummey
Counsel
PHL Variable Insurance Company
One American Row
Hartford, CT 06102-5056
Telephone: (806) 403-5514